Exhibit 10.26

SETTLEMENT AGREEMENT

1.     Media 100 hereby assigns all rights to the Media Press, and all versions thereof, Digital Media Press, Digital Media Press - 2, Wired Stream, Wired for DVD, Mason, and Fire Wired AV and DV products to Wired, hereinafter the “Assigned Products”;

2.     Media 100 hereby assigns to Wired the trademarks, trade names, source code, technology, know how and intellectual property relating to the Assigned Products;

3.     Media 100 shall retain an amount of inventory and/or Work in Progress sufficient to service any ongoing warranty or other obligations to Media 100’s installed base of the Assigned Products;

4.     Media 100 will assign to Wired all remaining inventory and Work in Progress (“WIP”) that exists as of March 21st 2002 relating to the Assigned Products;

5.     Media 100 will retain all receivables relating to sales prior to April 21, 2002 of the Assigned Products;

6.     Wired hereby covenants not to sue Media 100 or any person or entity related to Media 100 for any act, omission or other conduct prior to the date hereof, or, after the date hereof related to the subject matter of Civil Action No. CV 798174, the Assigned Products or the use of the tangible or intangible property assigned hereunder other than a breach of an express obligation in this Agreement

7.     Wired hereby grants to Media 100 an irrevocable royalty fee license, to use the source code, technology, know how and intellectual property assigned hereunder, provided however, that such license shall not include a right to sell the Assigned Products or any equivalent product incorporating the source code, technology, know how or intellectual property assigned hereunder;

8.     Each and all parties together with their related parties and entities hereby release the other from any and all claims of any nature based upon, related to or arising out of any facts existing as of the date of this Settlement Agreement, including all known and unknown claims and each party hereby waives any right or limitations upon such release based upon §1542 of the Cal. Civ. Code;

9.     Media 100 will manufacture boards for Media Press and Digital Media Press in accordance with a coding, three month forecast to be provided by Wired to Media 100, for a period of not more than six months at net 45 day terms; Wired shall pay for such boards at a price not to exceed the fully burdened cost to Media 100 of such boards plus 10%;

10.   Media 100 hereby assigns to Wired Media 100’s rights in the domain name “Wired” and shall provide upon the Media 100 web site a link to any web site created by Wired;

11.   Media 100 shall refer customer calls relating to the sale of the Assigned Products to Wired after April 21, 2002;

12.   Wired shall pay Media 100 a royalty of 5% of Adjusted gross sales of the Assigned Products, such royalty payments not to exceed the sum of $1,200,000 plus the costs of the inventory assigned pursuant to para. 4, above;

13.   Media 100 will provide reasonable verification to Wired of the approximate $400,000 of sales of the Assigned Products in Media 100’s last calendar quarter;

14.   Media 100 releases Wired principals from its existing non-compete agreements;

15.   This Agreement is binding but more formal documents incorporating these terms will be executed.

Wired, a partnership	Media 100
by Steve Shea

Thomas R. Burke	Dated: March 21, 2002

Mark Bain

Michael Whittingham

Approved as to Form:

A. de Alcuaz	Christopher Van Gundy